DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484 -359 - 3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF –Nasdaq)

DNB Financial Corporation
Declares Quarterly Dividend

(November 20, 2009-- Downingtown, PA)  The Board of Directors of DNB Financial Corporation, parent of DNB First, N.A., the oldest independent bank in Chester County, have declared a cash dividend of $0.03 per share for the fourth quarter of 2009 to shareholders of record on December 10, 2009.  The cash dividend will be paid on December 20, 2009.

“While our balance sheet and capital remain strong, we believe that this level of dividend on common stock is prudent given today’s unprecedented economic and market conditions,” said William S. Latoff, Chairman and Chief Executive Officer. “In light of what we are seeing in the local banking community, we believe it is imperative that we act cautiously and judiciously. We also believe that increasing capital will create greater value for our shareholders in the long term.”

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with thirteen offices in Chester and Delaware Counties. In addition to a broad array of consumer and business banking products, DNB offers brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on NASDAQ under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.